UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 25, 2024

ORRSTOWN FINANCIAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	001-34292	23-2530374
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Lindle Road,	Harrisburg,	Pennsylvania	17111
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s Telephone Number, Including Area Code:	(717)	532-6114

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, no par value	ORRF	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

Retirement of Executive Vice President, Chief Operating Officer
Craig L. Kauffman, Executive Vice President, Chief Operating Officer and Director of Orrstown Financial Services, Inc. (the “Company”) and Orrstown Bank (the “Bank”) informed the Boards of Directors of the Company and the Bank that he intends to retire. In connection with Mr. Kauffman’s retirement, on September 25, 2024, the Company and the Bank entered into a Retirement Agreement with Mr. Kauffman (the “Retirement Agreement”) pursuant to which Mr. Kauffman resigned from all officer, director and other positions that he holds with the Company and the Bank effective September 30, 2024 (the “Effective Date”). Mr. Kauffman’s decision to retire is due to personal reasons and is not a result of any disagreement with the Company or the Bank on any matter related to the operations, policies or practices of the Company or the Bank.
The Company thanks Mr. Kauffman for his dedicated service and leadership with Codorus Valley Bancorp, Inc. (“Codorus Valley”) and PeoplesBank, A Codorus Valley Company (“PeoplesBank”) as well as his contributions to the Company and the Bank following the recently completed merger of equals with Codorus Valley (the “Merger”), and wishes him the best in his retirement.
Pursuant to the terms of the Retirement Agreement, Mr. Kauffman will receive prorated payments on regular payroll dates based on a pay rate of $819,170 per year effective from the date immediately following the Effective Date to April 22, 2028. The Bank shall also pay the full amount of the premiums for continuation coverage of employee group medical and dental benefits for Mr. Kauffman under COBRA for six months. Additionally, pursuant to the Salary Continuation Agreement, dated as of July 8, 2024, by and between the Bank and Mr. Kauffman (the “Salary Continuation Agreement”) as enhanced by the Retirement Agreement, Mr. Kauffman will receive an annual benefit equal to $150,000. The Retirement Agreement supersedes an Employment Agreement between Mr. Kauffman and both the Company and the Bank, which became effective on July 1, 2024 (the “Employment Agreement”), except that the restrictive covenants contained in Sections 5.1 through 5.7 of the Employment Agreement are preserved and the restrictions of the non-competition provision of the Employment Agreement are extended such that they will continue in force until April 22, 2028. In addition, the Company will accelerate, as of the Effective Date, the vesting of 13,333 shares of restricted stock that were initially granted to Mr. Kauffman on July 1, 2024 and were subject to the achievement of certain cost savings. The Company will pay Mr. Kauffman’s reasonable legal fees, not to exceed $35,000, incurred in connection with the Retirement Agreement. The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the Retirement Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
The Retirement Agreement does not supersede the Deferred Compensation Agreement, dated February 21, 2019, by and between PeoplesBank and Mr. Kauffman (the “Deferred Compensation Agreement”). The Deferred Compensation Agreement was assumed by Orrstown Bank in connection with the Merger. As previously disclosed, Mr. Kauffman continues to be entitled to receive deferred compensation payments in accordance with and subject to the terms of the Deferred Compensation Agreement.
In addition to the Retirement Agreement, the Bank and Mr. Kauffman have entered into an agreement pursuant to which the Bank shall transfer ownership of the automobile that Mr. Kauffman has used incident to his employment with the Bank and Mr. Kauffman shall assume all responsibilities of ownership of the automobile.

Extension of Employment Agreement of President and Chief Executive Officer
Pursuant to Section 4.1 of the Employment Agreement among the Bank, the Company, and Thomas R. Quinn, Jr., President and Chief Executive Officer of the Company and the Bank, dated June 3, 2015 (the “Employment Agreement”), Mr. Quinn’s employment with the Company and the Bank will terminate on his designated retirement date, currently May 25, 2025, unless extended (in one-year increments) by a vote of the Boards of Directors of the Company and the Bank and acceptance by Mr. Quinn.
On September 25, 2024, the Boards of Directors of the Company and the Bank voted to extend Mr. Quinn’s retirement date to May 25, 2026 and Mr. Quinn accepted this extension.

Item 9.01    Financial Statements and Exhibits

(d)    Exhibits

The following exhibit is furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.1	Retirement Agreement, dated September 25, 2024, by and between Craig L. Kauffman and both Orrstown Financial Services, Inc. and Orrstown Bank.

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORRSTOWN FINANCIAL SERVICES, INC.

Date: September 25, 2024	By:	/s/ Neelesh Kalani
Neelesh Kalani Executive Vice President and Chief Financial Officer (Duly Authorized Representative)